Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
James R. Heslop, II Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3219 JHeslop@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces 2023 Fourth Quarter Cash Dividend Payment

and Declares a $0.05 Special Cash Dividend Payment

Total dividends declared of $0.85 per share for 2023 represents a 5% year-over-year increase

MIDDLEFIELD, OHIO, November 14, 2023 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today announced that its Board of Directors declared a special cash dividend of $0.05 per common share and a regular quarterly cash dividend of $0.20 per common share. Both dividends are payable on December 15, 2023, to shareholders of record as of December 1, 2023.

James R. Heslop, II, Chief Executive Officer of Middlefield, stated, “The ability to increase our dividend in 2023, combined with this year’s special dividend, reflects the strength of our balance sheet and business model, as well as our long-standing commitment to reward shareholders. In fact, our annual cash dividend has increased from $0.57 per share in 2019 to $0.85 per share in 2023, representing a 10.5% compound annual growth rate. Our focus on serving our communities, customers, and employees through a commitment to profitability, quality, safety, and soundness continues to drive our success, while delivering value to our shareholders.”

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company, with total assets of $1.79 billion at September 30, 2023. The Bank operates 21 full-service banking centers and an LPL Financial® brokerage office serving Ada, Beachwood, Bellefontaine, Chardon, Cortland, Dublin, Garrettsville, Kenton, Mantua, Marysville, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.